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                                                          UNITED STATES                                   --------------------------
                                               SECURITIES AND EXCHANGE COMMISSION                                OMB APPROVAL
                                                     Washington, D.C. 20549                               --------------------------
                                                                                                          OMB Number: 3235-0101
                                                             FORM 144                                     Expires: May 31, 2000
                                                                                                          Estimated average burden
                                              NOTICE OF PROPOSED SALE OF SECURITIES                       hours per response ...2.0
                                       PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933              --------------------------
                                                                                                                 SEC USE ONLY
                                                                                                          --------------------------
                                                                                                            DOCUMENT SEQUENCE NO.

                                                                                                          --------------------------
                                                                                                            CUSIP NUMBER
ATTENTION:    Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market marker.
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
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1 (a) NAME OF ISSUER (Please type or print)                        (b) IRS IDENT. NO.    (c) SEC FILE NO.    WORK LOCATION

      DIANON Systems, Inc.                                             06-1128081            000-19392


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1 (d) ADDRESS OF ISSUER          STREET                 CITY              STATE           ZIP CODE         (e) TELEPHONE NO.
                                                                                                          --------------------------
                                 200 Watson Boulevard   Stratford         Connecticut     06497           AREA       NUMBER
                                                                                                          CODE
                                                                                                          (203)      381-4000
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2 (a) NAME OF PERSON FOR WHOSE ACCOUNT       (b) IRS IDENT. NO.     (c) RELATIONSHIP     (d) ADDRESS STREET   CITY   STATE    ZIP
      THE SECURITIES ARE TO BE SOLD                                     TO ISSUER                                             CODE

      G.S. Beckwith Gilbert I.R.A.                                      IRA account of       47 Arch Street, Greenwich, CT    06830
      Contributory Account                                              a director of
                                                                        the Issuer
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           INSTRUCTION The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File Number.
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

3 (a)         (b)                          SEC USE ONLY      (c)             (d)          (e)             (f)             (g)
                                          --------------     NUMBER OF       AGGREGATE     NUMBER OF      APPROXIMATE       NAME OF
 TITLE OF                                                    SHARES OR        MARKET       SHARES OR        DATE OF           EACH
    THE       NAME AND ADDRESS OF EACH     BROKER-DEALER      OTHER           VALUE         OTHER           SALE          SECURITIES
 CLASS OF     BROKER THROUGH WHOM THE      FILE NUMBER       UNITS TO                        UNITS                          EXCHANGE
SECURITIES      SECURITIES ARE TO BE                          BE SOLD                      OUTSTANDING
TO BE SOLD    OFFERED OR EACH MARKET
              MAKER WHO IS ACQUIRING
                  THE SECURITIES                              (See Inst.      (See Inst.    (See Inst.     (MO. DAY YR.)  (See Inst.
                                                               3(c))          3(d))         3(e))                          3(g))
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Common        Bear Stearns & Co. Inc.                        121,951          $8,109,741    12,049,942     5/3/02          NASDAQ
Stock         383 Madison Avenue
              New York, NY  10179
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INSTRUCTIONS:

1. (a)  Name of Issuer                                      3. (a)  Title of the class of securities to be sold

   (b)  Issuer's IRS Identification Number                     (b) Name and address of each broker through whom the
                                                                   securities are intended to be sold

   (c)  Issuer's SEC file number, if any                       (c) Number of shares or other  units to be sold (if debt
                                                                   securities, give the aggregate face amount)

   (d)  Issuer's address, including zip code                   (d) Aggregate market value of the securities to be sold
                                                                   as of a specified date within 10 days prior to the
                                                                   filing of this notice

   (e)  Issuer's telephone number, including area code         (e) Number of shares or other units of the class
                                                                   outstanding, or if debt securities the face amount
                                                                   thereof outstanding, as shown by the most recent
                                                                   report or statement published by the issuer

2. (a)  Name of person for whose account the securities        (f) Approximate date on which the securities are to be
        are to be sold                                             sold

   (b)  Such person's IRS identification number, if such       (g) Name of each securities exchange, if any, on which
        person is an entity                                        the securities are intended to be sold

   (c) Such person's relationship to the issuer (e.g., officer, director, 10% stockholder, or member of immediate family of any of the foregoing)

   (d)  Such person's address, including zip code




                    Potential persons who are to respond to the collection of information contained in this form
                    are not required to respond unless the form displays a currently valid OMB control number.       SEC 1147 (7-97)

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                                            TABLE I -- SECURITIES TO BE SOLD

             Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:
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                 Date                                   Name of Person from Whom Acquired     Amount of
 Title of        you          Nature of Acquisition           (If gift, also give date        Securities     Date of       Nature
 the Class     Acquired           Transaction                      donor acquired)             Acquired      Payment     of Payment
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Common         10/12/95     Seller acquired the shares                 Issuer                   121,951      10/12/95       Cash
                            to be sold in exchange for
                            a purchase price of
                            $500,000.


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INSTRUCTIONS:    1. If the  securities  were  purchased  and  full     2. If within two years  after the  acquisition
                    payment  therefor  was not made in cash at the        of the  securities  the  person  for  whose
                    time of  purchase,  explain in the table or in        account  they are to be sold had any  short
                    a   note    thereto    the   nature   of   the        positions,  put or other  option to dispose
                    consideration   given.  If  the  consideration        of  securities  referred  to  in  paragraph
                    consisted of any note or other obligation,  or        (d)(3)   of   Rule   144,    furnish   full
                    if payment was made in  installments  describe        information with respect thereto.
                    the  arrangement  and  state  when the note or
                    other  obligation  was  discharged  in full or
                    the last installment paid.

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                                   TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS

        Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold:
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                                                                                                 Amount of
           Name and Address of Seller             Title of Securities Sold    Date of Sale     Securities Sold    Gross Proceeds

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REMARKS:




INSTRUCTIONS:                                                     ATTENTION:

See the definition of "person" in paragraph (a) of Rule           The person for whose account the securities to which this
144. Information is to be given not only as to the person         notice relates are to be sold hereby represents by signing
for whose account the securities are to be sold but also as       this notice that he does not know any material adverse
to all other persons included in that definition. In              information in regard to the current and prospective
addition, information shall be given as to sales by all           operations of the Issuer of the securities to be sold which
persons whose sales are required by paragraph (c) of Rule         has not been publicly disclosed.
144 to be aggregated with sales for the account of the
person filing this notice.

                           5/3/02                                /s/ G.S. Beckwith Gilbert I.R.A. Contributory Account by
                                                                                 G.S. Beckwith Gilbert
           --------------------------------------                ---------------------------------------------------------
                       DATE OF NOTICE                                                 (SIGNATURE)

         The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed.

                          Any copies not manually signed shall bear typed or printed signatures.

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  ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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                                                                                                                     SEC 1147 (7-97)
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